Exhibit 10.1(l)(2)

AMENDMENT NO. 1 TO THE

TRUST AGREEMENT FOR RABBI TRUST A

WHEREAS, Sensient Technologies Corporation (the “Company”) is obligated in accordance with the terms of certain agreements under (the “Contracts”) to make certain payments for the benefit of selected Company executives in the event of a change of control of the Company, and as the Company has incurred or expects to incur liability under the terms of such Contracts, the Company established a trust in the form of this rabbi trust (commonly referred to as “Rabbi Trust A”) which is subject to the claims of the Company’s existing or future general creditors;

WHEREAS, the Company desires to amend Section 2(a) of Rabbi Trust A to provide that the Trustee may make a distribution from Rabbi Trust A for the payment of taxes in compliance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”);

WHEREAS, the Company desires to make certain changes to the definition of “Change of Control” under Section 13(d) of Rabbi Trust A in accordance with available guidance under Section 409A, as amended and to make the definition of “Change of Control” under Section 13(d) of Rabbi Trust A consistent with the definition of “Change of Control” contained in the Change of Control and Severance Agreement listed on Appendix A of Rabbi Trust A, specifically to:

•	change the ownership threshold in Section 13(d)(1) from 20% to 30%;

•	change the measuring date for determining a change in the composition of the Board of Directors from March 1, 2002 to September 10, 1998;

•	change the ownership threshold in Section 13(d)(3) from 20% to 30%; and

•	add new paragraphs Section 13(d)(4) and Section 13(d)(5);

WHEREAS, the Company desires to amend Appendix A to reflect the new effective date of the employment agreement listed on Appendix A; and

WHEREAS, the Company and Marshall & Ilsley Trust Company have determined to amend Rabbi Trust A effective as of October 16, 2008 and Rabbi Trust A may be amended by a written instrument signed by the Company and Marshall & Ilsley Trust Company prior to the occurrence of a Change of Control.

NOW, THEREFORE, the trust agreement for Rabbi Trust A is hereby amended as follows, effective as of October 16, 2008:

1.	Section 2(a) of Rabbi Trust A is hereby amended to add a new paragraph at the end of Section 2(a) to read as follows:

“Notwithstanding the above, subject to the terms of the Contracts, the Trustee may distribute to an Executive an amount:

(i)	to satisfy the Executive’s obligation to pay state, local or foreign taxes as well as an additional amount to satisfy the Executive’s obligation to pay the taxes incurred as a result of such payment, including any federal, state or local income taxes and the Executive’s portion of any employment taxes;

(ii)	to satisfy the Executive’s portion of employment taxes (to the extent necessary to pay the Federal Insurance Contributions Act tax amount (the “FICA Amount”)) as well as an additional amount to satisfy the Executive’s obligation to pay any federal, state, local or foreign income taxes incurred as a result of such payment; and/or

(iii)	if the Executive has an obligation to include amounts in income as a result of Section 409A of the Internal Revenue Code of 1986.”

2.	Paragraph (d) of Section 13 is hereby amended in its entirety to read as follows:

“(d) For purposes of this Trust, Change of Control shall mean:

(1)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (IV) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this paragraph (d); or

(2)	individuals who, as of September 10, 1998, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to September 10, 1998 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(3)	consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title II of the U.S. Bankruptcy Code.

(5)	Notwithstanding the foregoing, a Change of Control as defined in this Section 13(d) shall not be treated as a Change of Control for purposes of this Trust unless it constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or results in a termination or liquidation of a plan within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) or (B) (as applicable).”

3.	Appendix A is hereby amended in its entirety to read as follows:

“Appendix A

(As of October 16, 2008)

1.	Executive Employment Contract, dated October 27, 2008, by and between Sensient Technologies Corporation and Kenneth P. Manning.

2.	Change of Control and Severance Agreements entered into between Sensient Technologies Corporation and certain Executives from time to time.”

IN WITNESS WHEREOF, this Amendment has been duly executed the 18th day of December, 2008.

SENSIENT TECHNOLOGIES CORPORATION

By	/s/ Douglas S. Pepper
Douglas S. Pepper
Vice President — Administration

MARSHALL & ILSLEY TRUST COMPANY

By	/s/ Steven Grieb
Steven Grieb
Vice President